UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(d)
      OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported):  March 23, 2010

Bridge Capital Holdings
(Exact name of registrant as specified in its charter)

California	000-50974	80-0123855
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		Number)

55 Almaden Boulevard, Suite 200
San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

(408) 423-8500

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 31, 2010, Bridge Capital Holdings (the “Company”) issued a total of 3,710,289 shares of its common stock and convertible promissory notes in the aggregate principal amount of $789,860.75 (the “Notes”) to Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the “Carpenter Funds”) upon conversion of  131,901 shares of the Company’s Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and 168,099 Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock (collectively, the “Series B and B-1 Preferred”) and as payment of all accrued but unpaid dividends thereon through March 31, 2010 pursuant to an agreement dated as of March 23, 2010.  The effective conversion price of the Series B and B-1 Preferred was $8.46 per share, which was the closing price of the common stock reported on the Nasdaq Global Select Market on the date of the agreement.

As result of the conversion, there are no shares of Series B and B-1 Preferred outstanding, 10,823,453 shares of common stock outstanding and 93,364 shares of common stock issuable upon conversion of the Notes.

The Company sold the Series B and B-1 Preferred to the Carpenter Funds on December 17, 2008 for aggregate consideration of $30.0 million.  The Series B and B-1 Preferred was convertible to the Company’s common stock at the conversion price of $10.00 per share.  However, the Series B and B-1 Preferred was not convertible until the 20-day average trading price for Bridge’s common stock is $10.00 or more unless the holders otherwise agreed.  Holders of the Series B and B-1 Preferred were entitled to receive quarterly cumulative cash dividends, payable when and as declared by the Board of Directors on the purchase price of $100.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization.   The Series B and B-1 Preferred was entitled to vote with the common stock on all matters at the rate of 10 votes per share.

The principal amount of the Notes accrues interest at the rate of 10% per annum and is convertible to common stock at the price of $8.46 per share.  Unless converted earlier, the Notes become due on the earlier of March 31, 2011 or a change of control of the Company.  Bridge may prepay the Notes on or after August 31, 2010.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s unregistered sale of securities.  The Company issued shares of its common stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 3.03  Material Modification to Rights of Security Holders.

Following conversion of the Series B and B-1 Preferred Stock as described in Item 1.01, there are no other shares of Series B and B-1 Preferred Stock outstanding or issuable.  Accordingly, the terms of the Series B and B-1 Preferred Stock providing for liquidation and dividend preferences and restricting the Company’s ability to declare or pay dividends or distributions in certain circumstances have been eliminated.

Item 9.01 Financial Statements and Exhibits.

(c)	The exhibit list required by this Item is incorporated by reference to the exhibit index filed as part of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  April 1, 2010

BRIDGE CAPITAL HOLDINGS

By:	/s/ Thomas A. Sa
Thomas A. Sa
Executive Vice President
and Chief Financial Officer
(Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description

10.1
Letter Agreement effective March 23, 2010 between the Company and Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (including a form of convertible promissory note attached as Exhibit B)

99.1	Press release issued by the Company on April 1, 2010.